Exhibit (g)(5)

WESTCORE TRUST

Amendment No. 3 to

CUSTODY AGREEMENT

May 21, 2008

The Bank of New York Mellon Corporation

One Wall Street

New York, NY  10286

Dear Sirs:

            The purpose of this letter is to confirm that the undersigned, Westcore Trust (the “Trust”), a Massachusetts business trust, hereby appoints The Bank of New York Mellon Corporation (“BONY”) to act as custodian of the property belonging to the Trust’s Micro-Cap Opportunity Fund on the terms and conditions set forth in the Custody Agreement between the Trust and BONY, dated October 1, 1999, as amended December 15, 1999 and July 2, 2001 and as amended and supplemented December 15, 2006 (the “Agreement”), and for the compensation as agreed upon in writing from time to time by the Trust and BONY.

            Please sign below to accept this appointment and to agree that the Agreement is hereby amended to provide that BONY shall act as the custodian for the Trust’s Micro-Cap Opportunity Fund in accordance with the foregoing.

Sincerely,

WESTCORE TRUST

By:/s/ Todger Anderson

Name:  Todger Anderson

Title:  President

Accepted:

The Bank of New York Mellon Corporation

By:/s/ Joseph Keenan

Name:  Joseph Keenan

Title:  Managing Director